Exhibit 99.1

Cara Therapeutics Announces up to $40.0 Million Non-Dilutive Financing Agreement with HealthCare Royalty

Transaction supports progression of late-stage oral difelikefalin clinical programs

Non-dilutive capital expected to extend cash runway into 2025

STAMFORD, Conn., November 2, 2023 – Cara Therapeutics, Inc. (Nasdaq: CARA), a commercial-stage biopharmaceutical company leading a new treatment paradigm to improve the lives of patients suffering from pruritus, today announced it has entered into a Royalty Interest Purchase and Sale Agreement (the agreement) with HealthCare Royalty (HCRx).

Cara intends to use the proceeds from the agreement to support the ongoing clinical development of its oral difelikefalin pipeline, including late-stage programs for pruritus associated with atopic dermatitis, advanced chronic kidney disease, and notalgia paresthetica.

“This non-dilutive capital strengthens our balance sheet and fuels the continued advancement of our three late-stage oral difelikefalin clinical programs,” said Christopher Posner, President and Chief Executive Officer of Cara Therapeutics. “Importantly, this financing is expected to extend our cash runway into 2025.”

Under the terms of the agreement, Cara will receive an initial payment of $17.5 million, less certain expenses. Cara will receive an additional payment of $20.0 million upon Kapruvia® (difelikefalin) receiving a certain minimum price in Germany, which is expected to occur this quarter. In addition, if KORSUVA achieves certain specified 2024 performance levels in Japan, Cara will receive a $2.5 million milestone payment. In exchange, HCRx will receive all royalties due to Cara from KORSUVA® (difelikefalin) injection / Kapruvia® ex-U.S. license agreements with CSL Vifor and Maruishi Pharmaceutical Co., Ltd. The arrangement with HCRx specifically excludes KORSUVA injection in the U.S. and all of Cara’s oral difelikefalin internal development programs.

The aggregate royalty payments to HCRx are capped at 2.0x the payments to Cara if received before the end of 2029. Otherwise, the payments are capped at 2.8x after which Cara will resume receiving all royalties from both CSL Vifor and Maruishi.

Armentum Partners served as financial advisor and Cooley LLP served as legal advisor to Cara. Morgan, Lewis & Bockius LLP acted as legal advisor to HCRx.

About Cara Therapeutics

Cara Therapeutics is a commercial-stage biopharmaceutical company leading a new treatment paradigm to improve the lives of patients suffering from pruritus. The Company’s KORSUVA® (difelikefalin) injection is the first and only FDA-approved treatment for moderate-to-severe pruritus associated with chronic kidney disease in adults undergoing hemodialysis. The Company is developing an oral formulation of difelikefalin and has Phase 3 programs ongoing for the treatment of pruritus in patients with advanced chronic kidney disease and atopic dermatitis. In addition, the Company has an ongoing Phase 2/3 program of oral difelikefalin for the treatment of moderate-to-severe pruritus in patients with notalgia paresthetica. For more information, visit www.CaraTherapeutics.com and follow the company on X (Twitter), LinkedIn and Instagram.

About HealthCare Royalty

HCRx is a leading royalty acquisition company focused on commercial or near-commercial stage biopharmaceutical products and has offices in Stamford (CT), San Francisco, Boston and London. For more information, visit www.hcrx.com. HEALTHCARE ROYALTY® and HCRx® are registered trademarks of HealthCare Royalty Management, LLC.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the potential for the Company’s product candidates to be alternatives in the therapeutic areas investigated, the potential benefits of the agreement with Healthcare Royalty, the Company’s intended use of proceeds received from the agreement, potential for receipt of milestone payments based off of 2024 performance levels of KORSUVA in Japan, and the pricing for Kapruvia® (difelikefalin) in Germany and the timing thereof. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include the risks inherent in the launch of new products, including that our commercial partners may not perform as expected, risks inherent in the clinical and regulatory development of pharmaceutical products, and the risks described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ending December 31, 2022 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2023. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

MEDIA CONTACT:

Annie Spinetta

6 Degrees

973-768-2170

aspinetta@6degreespr.com

INVESTOR CONTACT:

Iris Francesconi, Ph.D.

Cara Therapeutics

203-406-3700

investor@caratherapeutics.com